Exhibit 10.67

Steven R. Lacy
Senior Vice President, Administration General Counsel and Secretary

Koppers Inc.
436 Seventh Avenue
Pittsburgh, PA 15219-1800
October 4, 2006	Tel 412 227 2889
Fax 412 227 2333
LacySR@koppers.com
www.koppers.com

Mr. James T. Dietz

526 McElheny Road

Glenshaw, PA 15116

Re:	International Assignment Letter Agreement

Dear Jim:

Koppers Inc. (“Koppers”) is pleased to offer you an international assignment to the United Kingdom (the “UK”) on the terms and conditions set forth in this letter agreement (the “Agreement”).

1.	ASSIGNMENT LETTER

This Agreement sets forth the terms and conditions of your proposed assignment to Koppers in the UK. To the extent the terms and conditions set forth in this Agreement and/or the attached Compensation Summary are different from the terms of your current employment with Koppers Inc., the terms of employment set forth in paragraphs 1-14 of this Agreement and such Compensation Summary will control during the duration of your assignment in the UK.

2.	POSITION AND LOCATION OF SERVICE

During the term of your assignment, your job title shall be Vice President, European Operations. You will be based in Scunthorpe, North Lincolnshire, UK, and will report to Kevin J. Fitzgerald, Senior Vice President, Global Carbon Materials & Chemicals of Koppers. Your job duties in the UK will be determined by Mr. Fitzgerald, but will include responsibility for the profit and loss of Koppers Europe. For purposes of this Agreement, your “Host Country” will be the UK and your “Home Country” will be the United States of America (the “USA”). During the term of the assignment, you must abide by all laws, rules and regulations of the UK.

3.	CONDITIONS OF EMPLOYMENT

This Agreement and the benefits set forth herein are contingent upon you and your spouse receiving a satisfactory health assessment and you receiving authorization to work and reside in the UK. If your authorization to live and/or work in the UK is revoked at any time during the term of your assignment in the UK, then Koppers, in its sole discretion, may consider all or any portion of this Agreement to be void. In the event of such revocation, Koppers will reimburse you and your spouse for the cost of one-way economy airfare by the most direct route from the UK to the USA.

October 4, 2006

4.	ASSIGNMENT BASE SALARY

Effective January 1, 2007 you will be transferred to the UK with a Home Country base salary of USD$183,650 USD per year. You will remain on the US payroll during your assignment and your salary will be paid in US Dollars. Adjustments, if any, to your base salary will be determined on the same basis and will be effective at the same time as if you had remained in the USA as an elected Vice President of Koppers.

5.	ASSIGNMENT ALLOWANCES

All allowances associated with your assignment in the UK are described the attached International Assignment Compensation Summary attached hereto as Exhibit A. Allowance entitlements are subject to periodic review by Koppers. You will be advised of any changes prior to the implementation of such changes. If any such change shall be material, you may elect to terminate this Agreement. Upon such termination by you, Koppers will reimburse you and your spouse for the cost of one-way economy airfare by the most direct route from the UK to the USA and indemnify you for lost tax savings, if any that may result from such termination.

Please remember that Koppers, in its sole discretion, has the right to terminate, freeze or otherwise amend any of the benefit plans in which you participate at any time for any reason; provided, however, that Koppers cannot reduce any of your vested accrued benefits. Subject to the provisions of the preceding paragraph, if any of such benefit plans are terminated, frozen or otherwise amended, you and your eligible dependents will have no greater right to benefits than the other participants in such benefit plans.

6.	ASSIGNMENT BENEFITS

All benefits associated with your assignment are described in this Agreement. Please note that (i) you and your spouse are entitled to one business class home leave at company airfare expense visit per year (or, at your option, two coach class home leave visits per year) during the duration of your stay in the UK, not including any self-paid vacation leave to the U.S., which visits must be approved in advance by the Senior Vice President, Global Carbon Materials and Chemicals of Koppers, and (ii) housing in the UK must be approved in advance by the Senior Vice President, Administration, General Counsel & Secretary of Koppers.

7.	INCOME TAX MANAGEMENT

At the expense of Koppers, an international consultant will assist you with the tax filing requirements in the UK and the USA and will assist you with annual tax preparation and filings.

8.	ASSIGNMENT CONDITIONS

Many of the conditions contained in this Agreement are designed to assist you in establishing yourself in the UK and take into account certain cost factors that are involved in a transfer and resettlement. It is our goal to provide you with a compensation package comparable to what you would receive as an employee based in the USA.

October 4, 2006

On repatriation to the USA, you will no longer be entitled to any allowances specifically relating to your overseas assignment.

9.	ASSIGNMENT DURATION

The period of your assignment is currently estimated to be for three years beginning on January 1, 2007, but is subject to extension by mutual agreement. At the end of this period, Koppers will examine its options with respect to extending or renewing your assignment in the UK. This examination may include an assessment of Koppers operational requirements and corporate objectives. However, you understand and agree that Koppers, in its sole discretion, may reassign you to the USA at any time and terminate the terms of this Agreement. Upon completion of your assignment, you will be re-assigned to a comparable position (at no reduction in your then current base salary) within Koppers Inc. or you shall be given the option of accepting a position outside of the USA.

10.	EMPLOYMENT STATUS AND BENEFITS

During your assignment, you will remain an employee of Koppers Inc. Your employment with Koppers Inc. will continue on the same terms and conditions that would apply if you were in the USA, except to the extent this Agreement modifies such terms and conditions. Your period of time in the UK will be treated as a period of continuous employment with Koppers Inc. and will count toward any service-related entitlements from Koppers Inc.

11.	BANKING

Your Home Country annual base salary of USD$183,650 will be paid in US Dollars. Any income tax liability with respect to your salary shall continue to be your obligation. Notwithstanding anything to the contrary contained herein, Koppers shall reimburse you for any income taxes paid by you on relocation expenses which are deemed includable in your income under any federal, state or local laws.

12.	TERMINATION

The continuation of the provisions set forth in this Agreement will be subject to your ongoing satisfactory performance of your job duties and to a satisfactory health clearance no more frequently than once in any 12-month period.

Nothing contained in this Agreement shall confer upon you any right to continue in service for any period of specific duration or interfere with or otherwise restrict in any way the rights of Koppers (or any parent, affiliate or subsidiary employing or retaining you) or of you, which rights are hereby expressly reserved by each, to terminate your service at any time for any reason, with or without cause.

If you resign before the scheduled conclusion of your assignment in the UK, you will not be entitled to any further benefits or remuneration. In the event of such resignation, we will reimburse you and your spouse for the cost of one-way economy airfare by the most direct route from the UK to the USA. We will also reimburse you for the cost of shipping your household goods from the UK to the USA.

October 4, 2006

If your employment is terminated by us during the period of your assignment in the UK, other than for cause, you will be given at least twelve (12) months notice of termination or, in lieu of such notice, you shall be paid an additional twelve (12) months base salary plus arrangements will be made to provide you with life, disability, accident and group health insurance benefits (for such twelve month period) substantially similar to those which you were receiving immediately prior to your termination; provided, however, that such payment shall be in lieu of and in complete satisfaction of any further salary or severance payment that may be due and payable to you under the severance policies of Koppers Inc., Koppers Europe or any shareholder, subsidiary or affiliate of Koppers Inc. and further provided that your receipt of such payment and benefits shall be conditioned upon you executing and delivering a release satisfactory to Koppers Inc. and/or its shareholders, subsidiaries and affiliates from any claims whatsoever that you may have on account of the termination of your employment. In the event of such termination, you and your spouse will be reimbursed for the cost of one-way business class airfare by the most direct route from the UK to the USA. You will also be reimbursed for the cost of shipping your household goods from the UK to the USA.

Upon the termination of your assignment in the UK and subject to the provisions of the previous two paragraphs, we will reimburse you and your spouse for the cost of one-way business class airfare by the most direct route from the UK to the USA. We will also reimburse you for the cost of shipping your household goods from the UK to the USA.

13.	ACCEPTANCE

This international assignment offer set forth in this Agreement shall be valid for ten (10) days after the date of this Agreement.

14.	GOVERNING LAW

This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, USA. Any disputes arising out of this Agreement shall be heard and determined in Pittsburgh, Pennsylvania, UK.

Please signify your understanding of, and agreement with, the terms of this Agreement by signing the enclosed copy of this Agreement in the space provided below and returning an executed copy to the undersigned.

We sincerely hope that you find your new international assignment to be a challenging and rewarding experience on both a personal and professional level.

Very truly yours,

/s/ Steven R. Lacy
Steven R. Lacy

October 4, 2006

I hereby agree to the terms and conditions covering my assignment to the UK as set forth above.

/s/ James T. Dietz	OCT. 5, 2006
James T. Dietz	Date

October 4, 2006

EXHIBIT A

INTERNATIONAL ASSIGNMENT COMPENSATION SUMMARY

JAMES T. DIETZ

Annual Base Salary	USD$183,650 per year. Base salary will be paid in US Dollars. Adjustments, if any, to your base salary will be determined on the same basis and will be effective at the same time as if you had remained in the USA as an elected Vice President of Koppers.

Incentive

During the term of your assignment, your annual incentive target will be 55% of your annual base salary. You will be eligible to participate in the following annual incentive plans at the specified participation levels:

• Corporate Senior Management Plan – 25%

• Global CM&C KVA Plan – 25%

• Koppers Europe KVA Plan – 50%

Your actual participation in such plans shall be subject to such terms and conditions as the Board of Directors of Koppers shall determine, from time to time. Performance criteria for awards under the above plans will be based on the terms of the applicable plans.

Long-Term Incentive Plan	You will participate in the 2005 Long Term Incentive Plan of Koppers Holdings Inc., as such plan may be amended from time to time and subject to the terms and conditions of such plan. The amount of any awards under such plan shall be determined by the Board of Directors of Koppers Holdings Inc. (or an appropriate Committee thereof) from time to time.

Assignment Premium	Beginning on the commencement date of the assignment and continuing through the termination of the assignment, you shall receive an overseas assignment premium equal to 35% of your annual base salary.

Relocation Allowance	One (1) month base salary upon going to the UK. One (1) month base salary upon return to the USA, conditioned on staying in the UK for the full term of your duty.

Temporary Residence	At our expense, you, your spouse and pet dog will be relocated and provided with suitable furnished housing in Scunthorpe. The specific location and type of housing will be mutually agreed to by you and the Senior Vice President, Administration, General Counsel & Secretary of Koppers Inc. You will be reimbursed for the cost of all utilities for such housing. You will also be reimbursed for the cost of any security deposits that may be

October 4, 2006

required in connection with the rental of such housing (provided that any deposit paid by Koppers shall be repayable to Koppers when the lease expires). Except as set forth below under Expense Allowance, you shall not be provided with any additional allowances or advances to purchase furniture or other items in the UK.

Residence at Home	Koppers will pay to winterize your primary residence in the USA if you decide to retain ownership of such residence. At your option, you may lease your primary residence in the USA. During your assignment, Koppers will pay for the storage of your personal property in the USA and will pay a reasonable amount toward outside maintenance of your primary residence in the USA. If you sell your primary residence in the USA during the term of this assignment, Koppers will reimburse you for 50% of the customary and reasonable closing costs actually paid by you (up to a maximum of $10,000) in connection with such sale.

Shipment of Personal Goods	Koppers will pay a reasonable amount toward the shipment of your personal goods (excluding appliances and electrical items) both going to the UK and returning from the UK to the USA. Notwithstanding the preceding sentence, Koppers understands and agrees that you may move, at the expense of Koppers, selected furnishings and home decorations.

Medical Insurance	While in the UK, you and your spouse will be covered by Koppers health insurance for Pittsburgh-based employees.

Vacation and Holidays	You shall be entitled to annual vacation benefits equal to the greater of (i) four (4) weeks per year or (ii) the number of weeks to which you are otherwise entitled in accordance with the Koppers vacation policy (as such policy may be amended from time to time). You shall not be permitted to duplicate vacation in both the UK and the USA. While in the UK, you shall receive the same paid Holidays as UK employees.

Automobile	Koppers will provide you with the use of one vehicle during your stay in the UK. Koppers Senior Vice President, Administration, General Counsel and Secretary shall approve the make and model of such vehicle. In addition, Koppers will reimburse you for fuel and maintenance expenses for such vehicle. Such vehicle shall be insured by Koppers and your spouse will be listed as a secondary driver. Koppers will also pay for mandatory driving instruction that is required for you and your spouse to obtain drivers’ licenses in the UK.

October 4, 2006

SERP Plan	You shall be eligible to participate in the Koppers Inc. SERP II retirement benefit plan, as such plan may be amended from time to time and subject to the terms and conditions of such plan.

Executive Physical	You shall be entitled to receive an annual executive physical at no cost to you.

Executive Long-Term Disability Plan	You shall be entitled to participate in the enhanced long-term disability plan of Koppers, as such plan may be amended from time to time and subject to the terms and conditions of such plan.

Survivor Benefit Plan	You shall be eligible to participate in the Survivor Benefit Plan of Koppers, as such plan may be amended from time to time and subject to the terms and conditions of such plan and subject to the ability of Koppers to purchase life insurance on your life at standard rates.

Recreation	Koppers shall pay your initiation fee and monthly dues at a mutually acceptable golf club located in the Scunthorpe area. You will be responsible for all expenses incurred by you in connection with your use of such club, except for expenses that are payable or reimbursable under the expense reimbursement policy of Koppers.

Change in Control Agreement	Subject to approval by the Board of Directors of Koppers Holdings Inc., you shall be entitled to a Change in Control Agreement substantially in the form of Exhibit B attached hereto. Your Change in Control Agreement shall be submitted to the Board of Directors of Koppers Holdings Inc. on or about November 2, 2006. If your Change in Control Agreement is not approved by the Board of Directors of Koppers Holdings Inc. by November 30, 2006, then either party may terminate this agreement without further obligations hereunder.

Expense Allowance	Koppers will provide a one-time, lump sum Expense Allowance in the amount of $10,000 USD upon your arrival in the UK.

Termination of Benefit Plans	Koppers (or its subsidiaries, as the case may be), in its sole discretion, has the right to terminate, freeze or otherwise amend any of the benefit plans in which you participate at any time for any reason; provided, however, that the Koppers (or its subsidiaries, as the case may be) cannot reduce any of your vested accrued benefits. If any of such benefit plans are terminated, frozen or otherwise amended, you and your eligible dependents will have no greater right to benefits than the other participants in such benefit plans.

EXHIBIT B

CHANGE IN CONTROL AGREEMENT

This Agreement made this      day of                     , 200     by and between                                          (“Executive”) and Koppers Holdings Inc. (the “Company”).

WHEREAS, the Company considers it essential to the best interests of its stockholders to foster the continuous employment of certain key management personnel of the Company and its affiliates; and

WHEREAS, the Board of Directors of the Company (the “Board”) recognizes that the possibility of a change in control of the Company exists and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders; and

WHEREAS, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of certain members of the management of the Company and its affiliates to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control of the Company.

NOW THEREFORE, in consideration of the mutual covenants contained herein, and intending to be legally bound hereby, the parties agree as follows:

1.	Term of Agreement. The term of this Agreement (the “Term”) shall commence as of and shall continue in effect until ; provided, however, that if a Change in Control (as hereinafter defined) shall have occurred during the Term, the Term shall continue for a period of not less than twenty-four (24) months following the month in which such Change in Control occurred. In no event, however, shall the Term extend beyond the end of the calendar month in which Executive’s 65th birthday occurs.

2.	Change in Control.

a.	Definition. For purposes of this Agreement, a “Change in Control of the Company” shall be deemed to have occurred upon the first to occur of the following events:

i.	any person, or more than one person acting as a group, (other than Saratoga or the Management Investors, as such terms are defined in the Stockholders’ Agreement, dated December 1, 1997, by and among the Company, Saratoga Partners III, LP and the Management Investors and other than any underwriter in a public offering which promptly resells shares acquired in such public offering) acquires ownership of stock of the Company that, together with the stock held by such person or group, represents a majority of the total voting power of the stock of the Company (“Change in Ownership”); or,

ii.	during any twelve month period, a majority of the Company’s Board is replaced by new directors whose appointment or election is not endorsed by a majority of the Company’s Board (“Change in Effective Control”); or,

iii.	during any twelve month period, any one person, or more than one person acting as a group, acquires assets from the Company having a total fair market value equal to or more than one-third (1/3) of the total fair market value of all of the assets of the Company immediately prior to such acquisition(s) and Executive is employed in the business which relates to the assets transferred (“Change in Ownership of Substantial Assets”); notwithstanding the preceding, a Change in Ownership of Substantial Assets does not occur when assets are transferred to (i) a shareholder in exchange for stock; (ii) an entity that is at least fifty (50%) percent owned, directly or indirectly, by the Company; (iii) a person, or more than one person acting as a group, that owns at least fifty (50%) percent of the total value or voting power of the stock of the Company; or, (iv) an entity that is at least fifty (50%) percent owned by a person, or more than one person acting as a group, that owns at least fifty (50%) percent of the total value or voting power of the stock of the Company; or,

iv.	the Company’s termination of its business and liquidation of its assets; or,

v.	the reorganization, merger or consolidation of the Company into or with another person or entity, by which reorganization, merger or consolidation the shareholders of the Company receive less than fifty percent (50%) of the outstanding voting shares of the new or continuing corporation.

For purposes of the preceding Change in Ownership, Change in Effective Control and Change in Ownership of Substantial Assets, persons are considered to be acting as a group when such persons are owners of an entity that enters into a merger, consolidation, purchase or acquisition of stock, or a similar business transaction with the Company. Persons are not considered to be acting as a group merely because such persons happen to purchase or own stock of the Company at the same time or as a result of the same public offering.

b.	Termination Following Change in Control. Executive shall be entitled to the benefits provided in subsection (c) below if any of the events, described in Section 2(a) constituting a Change in Control of the Company shall have occurred, and:

i.

Executive terminates Executive’s employment upon 30 days’ written notice after being required to relocate Executive’s primary office to a location greater than 50 miles from the then current location of Executive’s office or Executive terminates Executive’s employment

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upon 30 days’ written notice after a material reduction in Executive’s duties, responsibilities or compensation (unless the Company either revokes such relocation requirement or revokes such material reduction in Executive’s duties, responsibilities or compensation, as the case may be, during the period beginning on the date of Executive’s written notice of termination and ending 30 days thereafter); or

ii.	The Company or its affiliates, as the case may be, terminates Executive’s employment for any reason other than for Cause (as defined below) or by reason of Executive’s Disability (as defined below);

Provided, however, that such termination, whether pursuant to Section 2(b)(i) or 2(b)(ii) above, shall have occurred (x) during the two-year period following such Change in Control; or (y) prior to the date on which a Change in Control of the Company occurs, if it can be reasonably demonstrated by Executive that such termination of employment was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or otherwise arose in connection with or anticipation of a Change in Control.

c.	Compensation Upon Termination - In the event that a termination of employment of Executive occurs under the circumstances set forth in Section 2(b) above:

i.	No later than the fifth day following the date of termination, the Company shall pay to Executive his or her full base salary through the date of termination at the rate in effect at the time notice of termination is given;

ii.	In lieu of any further salary payments to Executive for periods subsequent to the date of termination, the Company shall pay as severance pay to Executive, at the time specified in subsection (d) below, a lump sum severance payment (the “Severance Payment”) equal to two (or if less, the number of years, including fractional years, from the date of termination until Executive reaches age 65) times Executive’s annual Base Salary as in effect as of the date of termination or immediately prior to the Change in Control of the Company, whichever is greater;

iii.

In lieu of any payments under the executive incentive plan or other bonus plan in effect for the year in which Executive’s date of termination occurs, the Company shall pay Executive, at the time specified in subsection (d) below, a pro rata portion of all contingent awards granted under such plans for all uncompleted periods, assuming for this purpose that the amount of each award that would have been paid upon completion of such period would equal the average of the payments from the executive incentive plan for the previous two (2) years, and basing such pro rata portion upon the

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portion of the award period that has elapsed as of the date of termination;

iv.	In addition to the retirement benefits to which Executive is entitled, if any, under the Retirement Plan of Koppers Inc. and Subsidiaries for Salaried Executives (the “Qualified Plan”) and the Company’s “excess benefit plans” (the “SERP Plan”) or any successor plans thereto, a lump sum payment equal to the excess of (x) over (y), where (x) equals the sum of (A) the aggregate retirement pension to which Executive would have been entitled under the terms of the Qualified Plan (without regard to any amendment to the Qualified Plan made subsequent to the Change in Control of the Company, which amendment adversely affects in any manner the computation of retirement benefits under such plan), determined as if Executive had accumulated thereunder two (2) additional years of credited service or such lesser number of years of credited service, including fractional years, to Executive’s 65th birthday (after any termination pursuant to Section 2(b)) at Executive’s rate of Base Salary in effect on the date of termination, and (B) the retirement pension to which Executive would have been entitled under the terms of the SERP Plan, determined as if Executive had accumulated thereunder two (2) additional Years of Service or such lesser number of Years of Service, including fractional years, to Executive’s 65th birthday (after any termination pursuant to Section 2(b)) at Executive’s rate of Base Salary in effect on the date of termination; and where (y) equals the sum of (A) the aggregate retirement pension to which Executive is entitled pursuant to the provisions of the Qualified Plan, and (B) the retirement pension to which Executive is entitled pursuant to the provisions of the SERP Plan. This supplemental pension benefit shall be payable by the Company in a lump sum payment as soon as legally permissible using the discount specified in the Qualified Plan. Benefits hereunder which commence prior to age 60 with 25 years of service, or age 55 with 10 years of service, shall be actuarially reduced to reflect early commencement in accordance with the terms of any such Plan or Plans. All defined terms used in this paragraph (iv) shall have the same meaning as in the Qualified Plan, unless otherwise defined herein or otherwise required by the context;

v.	For a twenty-four (24) month period or for the term of this Agreement, whichever is later, or such lesser period to Executive’s 65th birthday after such termination, the Company shall arrange to provide Executive with life, disability, accident and group health insurance benefits substantially similar to those which Executive was receiving immediately prior to the notice of termination (or, in the Company’s discretion, the monetary equivalent of such benefits, payable on a monthly basis). Benefits otherwise receivable by Executive pursuant to this paragraph (vi) shall be reduced to the extent comparable benefits are actually received by Executive during the twenty-four (24) month period following Executive’s termination, and any such benefits actually received by Executive shall be reported to the Company; and

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vi.	The Company’s obligations to indemnify and defend Executive with respect to matters arising out of Executive’s performance during the Term shall continue after Executive’s termination to the same extent that they existed prior to such termination. The Company will, at all times, maintain in force and effect Directors and Officers Liability Insurance.

d.	Except as provided in subsection (f) hereof, the payments provided for in subsections (c) (ii) and (iii), above, shall be made not later than the fifth day following the date of termination; provided, however, that if the amounts of such payments cannot be finally determined on or before such day, the Company shall pay to Executive on such day an estimate, as determined in good faith by the Company, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in section 1274(b)(2)(B) of the Internal Revenue Code as amended (the “Code”)) as soon as the amount thereof can be determined, but in no event later than the thirtieth day after the date of termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to Executive, payable on the fifth day after demand by the Company (together with interest at the rate provided in section 1274 (b)(2)(B) of the Code).

e.	Except as provided in subsection (c)(v) hereof, Executive shall not be required to mitigate the amount of any payment provided for in this Section by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 2 be reduced by any compensation earned by Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by Executive to the Company, or otherwise.

f.	Notwithstanding the provisions of this Section 2, in no event shall the aggregate present value of “parachute payments” as defined in Section 280G of the Code, exceed three times Executive’s “base amount”, as defined in Section 280G(b)(3) of the Code. If the preceding limitation is exceeded, then Executive’s payments and benefits in this Section 2 shall be reduced to the extent necessary to cause the total payments and “parachute payments” to comply with the limitation.

g.

Executive’s entitlement to the benefits set forth in Sections 2(c)(ii), (iii), (iv) and (v) shall be conditioned upon Executive executing and delivering a release satisfactory to the Company releasing the Company and its affiliates and persons employed by such entities from any and all claims, demands, damages, actions and/or causes of action whatsoever, which Executive may have had on account of the termination of Executive’s employment, including, but not limited to claims of discrimination, including on the basis of sex, race, age, national origin, religion, or handicapped status (with all applicable periods during which Executive may revoke the release or any provision thereof having expired), and any and all claims, demands and causes of

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action under any retirement or welfare benefit plan of the Company (as defined in the Employee Retirement Income Security Act of 1974, as amended), other than under the Company’s 401 (k) plan and the Qualified Plan, severance or other termination pay. Such release shall not, however, apply to the ongoing obligations of the Company arising under this Agreement, or any rights of indemnification Executive may have under the Company’s policies or by contract or by statute.

3.	Successors; Binding Agreement.

a.	The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

b.	This Agreement shall inure to the benefit of and be enforceable by Executive and Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amount would still be payable to Executive hereunder had Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee or other designee or, if there is no such designee, to Executive’s estate.

4.	Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the signature page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

5.

Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer of the Company as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity interpretation, construction and performance of this Agreement shall be governed

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by the laws of the Commonwealth of Pennsylvania without regard to its conflicts of law principles. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law. The obligations of the Company under Section 2 shall survive the expiration of the term of this Agreement.

6.	Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

7.	Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

8.	Definitions.

a.	Cause. Termination by the Company of Executive’s employment for “Cause” shall mean termination (a) upon the willful and continued failure by Executive to substantially perform Executive’s duties with the Company or its affiliates, as the case may be, (other than any such failure resulting from Executive’s incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Executive by the Chief Executive Officer, which demand specifically identifies the manner in which the Chief Executive Officer believes that Executive has not substantially performed Executive’s duties, and Executive is given a reasonable opportunity to remedy such identified failure to perform, or (b) the willful engaging by Executive in conduct which is demonstrably and materially injurious to the Company or its affiliates, as the case may be, monetarily or otherwise. For purposes of this subsection, no act, or failure to act, on Executive’s part shall be deemed “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive’s action or omission was in the best interest of the Company or its affiliates, as the case may be.

b.	Disability. If, as a result of Executive’s incapacity due to physical or mental illness, Executive shall have been absent from the full-time performance of Executive’s duties with the Company for at least six (6) consecutive months out of the previous twelve (12) months, and within thirty (30) days after written notice of termination is given to Executive by the Company or its affiliates shall not have returned to the full-time performance of Executive’s duties, Executive’s employment shall be deemed terminated for “Disability.”

9.	Dispute Resolution.

a.	Negotiation. If a dispute or controversy arises under or in connection with this Agreement, the parties agree first to try in good faith to settle the dispute or controversy. Any party may initiate the negotiation process by written notice to the others, identifying the dispute or controversy and the desire for negotiation.

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b.	Arbitration. If the parties have not resolved the dispute or controversy by direct negotiations within thirty (30) days of such notice, any party may initiate arbitration as herein provided. All disputes or controversies arising under or in connection with this Agreement which are not resolved by negotiation shall be decided by arbitration in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association, provided, however, that any such arbitration shall be before a single arbitrator selected by agreement of the parties. Judgment upon the award or decision of the arbitrator may be entered and enforced in any court of competent jurisdiction. In the event that the parties cannot agree upon the selection of an arbitrator, the parties agree that the American Arbitration Association in Pittsburgh, Pennsylvania will select the arbitrator. Notwithstanding the foregoing to the contrary, a party shall not be prohibited or precluded from seeking equitable relief in a court of competent jurisdiction without first resorting to the dispute resolution provisions of this Section 9 in circumstances in which a party’s interests or property will otherwise be compromised. It is specifically intended by the parties that if any equitable relief is granted by an arbitrator, said relief may be enforced in any court of competent jurisdiction. The forum of such arbitration shall be in Pittsburgh, Pennsylvania to the exclusion of all other jurisdictions.

c.	Notice of Decision. The arbitrator shall promptly notify the parties in writing of the decision, together with the amount of any dispute resolution costs arising with respect thereto (the “Notice of Decision”). The Notice of Decision need not contain an explanation of the decision or grounds thereof.

d.	Costs and Fees. All dispute resolution costs, which shall include any fee for the arbitrator for services rendered shall be borne by the Company. Each party is to pay its own counsel fees and expenses.

10.	Severability and Reformation. The provisions of this Agreement shall be deemed to be divisible so that in the event that any of the provisions of this Agreement shall be held to be invalid or unenforceable in whole or in part, those provisions to the extent enforceable and all other provisions shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included in this Agreement. In the event that any provision of this Agreement (including, but not limited to, any provision related to a time period, geographical area or scope of restriction) shall be declared by a court of competent jurisdiction to exceed the maximum limitations or restrictions such court deems reasonable and enforceable, then such provision shall be deemed modified and reformed so as to be valid and enforceable to the maximum extent lawfully permitted.

11.	Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties; whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled.

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12.	Compliance with Code Section 409A.

a.	The terms of this Agreement are intended to, and shall be interpreted and applied so as to, comply in all respects with the provisions of Internal Revenue Code Section 409A and regulations and rulings thereunder. This terms of this Agreement may be amended or modified at any time and in any respect by the Company if and to the extent recommended by counsel in order to conform to the requirements of Internal Revenue Code Section 409A and regulations and rulings thereunder.

b.	Notwithstanding any provision of this Agreement to the contrary, in the event that Executive is a “specified employee” within the meaning of Internal Revenue Code Section 409A(a)(2)(B)(i), no payment under this Agreement may be made, or may commence, before the date which is 6 months after the date of Executive’s “separation from service” within the meaning of Internal Revenue Code Section 409A(a)(2)(B)(i) (or, if earlier, the date of the Executive’s death) if and to the extent such payment is a payment of "deferred compensation" subject to Internal Revenue Code Section 409A.

13.	Confidential information.

a.

Executive agrees and understands that Executive has been and will be exposed to and receive certain confidential information of the Company and its affiliates, including, but not limited to: technical information; business and marketing plans; strategies; customer information; product information; pricing information and policies; promotions; developments; financing plans; business policies and practices; processes; techniques; methodologies; formulae; processes; compilations of information; research materials; software (source and object code); algorithms; computer processing systems; drawings; proposals; job notes; reports; records; specifications; inventions; discoveries; improvements; innovations; designs; ideas; trade secrets; proprietary information; manufacturing, packaging, advertising, distribution, and sales methods; sales and profit figures; and client and client lists and other forms of information considered by the Company or its affiliates to be confidential and in the nature of a trade secret (hereinafter all referred to as “Confidential Information”). Executive acknowledges that the Confidential Information is a valuable and unique asset of the Company and hereby covenants that both during and after Executive’s employment, Executive shall keep such Confidential Information confidential and shall not disclose such information, either directly or indirectly, to any third person or entity without the prior written consent of a duly authorized representative of the Company. Further, Executive agrees that Executive will not use any Confidential Information for any purpose (including, but not limited to, use for Executive’s own benefit or for the benefit of a third party) other than for purposes authorized by the Company or its affiliates and for the benefit of the Company and/or its affiliates. The parties agree that any Confidential Information that was disclosed or provided to Executive by the Company or its affiliates prior to the effective date of this Agreement was intended to be and shall be subject to the terms and conditions of this Agreement. Executive agrees that

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this confidentiality covenant has no temporal or territorial restriction. The obligation of confidentiality imposed herein shall not apply: (i) to information that is now or hereafter becomes publicly known or generally known in the Company’s industry other than as a result of Executive’s breach of Executive’s obligations hereunder and (ii) to information that is required to be disclosed by applicable laws, governmental regulations or judicial or regulatory process; provided, however, in such event, that Executive may disclose such information only to the extent required and shall give at least fifteen (15) days’ prior written notice to the Company of the requirement to disclose such information to the extent practicable under the circumstances.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

THE COMPANY:	EXECUTIVE:

Signature	Signature

Name	Name

Title	Title

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